Exhibit 10.45

SL GREEN REALTY CORP.

INDEPENDENT DIRECTORS’ DEFERRAL PROGRAM

TABLE OF CONTENTS

1.	Definitions

2.	Grants Under the Stock Option Plan; Administration of Program

3.	Effective Date of Program; Termination of the Program

4.	Eligibility

5.	Cash Fees and Options

6.	Phantom Stock Units

7.	Dividend Equivalent Rights

8.	Settlement and Withdrawal

9.	Amendment and Modification

10.	Assignment and Alienation; No Funding; Etc

11.	No Rights to Service

12.	Captions

i

SL GREEN REALTY CORP.

INDEPENDENT DIRECTORS’ DEFERRAL PROGRAM

SL Green Realty Corp., a corporation organized under the laws of the State of Maryland, maintains the Stock Option Plan.  Among the forms of compensation contemplated by the Stock Option Plan are awards to Independent Directors.  The Company wishes to align further the interests of Independent Directors and stockholders and generally increase the effectiveness of its compensation structure for Independent Directors, by implementing the Program.  In furtherance thereof, and by the authority to make grants under the Stock Option Plan, the Program is adopted to implement certain such grants, and to govern the manner in which the Shares underlying such grants shall be delivered, as set forth herein.  In addition, the Program provides for other deferrals of certain directors’ fees and Shares received upon the exercise of certain options in accordance with the terms hereof.

1.                                       Definitions.

Capitalized terms used herein without definitions shall have the meanings given to those terms in the Stock Option Plan.  In addition, whenever used herein, the following terms shall have the meanings set forth below except as the context requires otherwise:

“Account” means a deferred compensation account established for a Participant in accordance with Section 4.2(d).

“Change of Control” shall be deemed to have occurred if:

(A)                              any Person, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of either (1) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (2) the then outstanding shares of all classes of stock of the Company (in either such case other than as a result of the acquisition of securities directly from the Company); or

(B)                                individuals who constitute the Board (the “Incumbent Directors”) as of the Effective Date cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes hereof, be considered an Incumbent Director; or

(C)                                the stockholders of the Company shall approve (1) any consolidation or merger of the Company or any subsidiary where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (3) any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, an event described in clause (A)  shall not be a Change of Control if such event occurs solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Company beneficially owned by any Person to 25% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Company or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a Change of Control shall be deemed to have occurred for purposes of the foregoing clause (A).

“Participant” means an Independent Director of the Company who is credited hereunder with one or more Phantom Stock Units or who has otherwise deferred receipt of fees hereunder as permitted by the Board.

“Person” shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act.

“Phantom Stock Unit” means a right, granted pursuant to the Program, of a Participant to payment of a Share, or if applicable, the Fair Market Value of a Share.

“Program” means the Company’s Independent Directors’ Deferral Program, as set forth herein and as the same may from time to time be amended.

“PSU Agreement” means a written agreement in a form approved by the Board, to be entered into by the Company and the Participant as provided in Section 5.

“PSU Value,” per Phantom Stock Unit as of a particular date, means the Fair Market Value of a Share as of such date.

“Regular Distribution Date” means the date determined under Section 7.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of Common Stock.

“Stock Option Plan” means the SL Green Realty Corp. Amended 1997 Stock Option and Incentive Plan, as amended from time to time.

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code.  In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Board, also be applicable to any Company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

“Valuation Date” means the last day of each calendar month and such additional dates as the Board may designate.

2.                                       Grants Under the Stock Option Plan; Administration of Program.

The Shares underlying Phantom Stock Units hereunder, including under Sections 5.2(c), 6.1 and 7(a) hereof, shall constitute grants of Shares under and governed by the Stock Option Plan to Independent Directors, and the rules of the Program relating to Phantom Stock Units shall constitute rules for purposes of the Program governing the manner in which such Shares shall be delivered.  Thus, the Phantom Stock Units shall be subject in all respects to the provisions of the Stock Option Plan governing grants to Independent Directors, including without limitation as to interpretation, beneficiary designation, exculpation (and indemnification) and all other matters of administration, such administration to be effected, as contemplated by Section 12(f) of the Stock Option Plan, by the Board (and not the Committee), and the provisions of the Stock Option Plan are hereby incorporated by reference as if set forth herein.  Further, the cash payments under the Program not relating to Phantom Stock Units shall also be governed by the same rules as are established under the Stock Option Plan as to interpretation, beneficiary designation, exculpation (and indemnification) and all other matters of administration.

3.                                       Effective Date of Program; Termination of the Program.

The effective date of the Program is July 1, 2004.  The Program shall terminate on, and no Phantom Stock Units shall be granted or other deferrals made hereunder on or after, the 10-year anniversary of, the effective date of the Program (and, in the case of Phantom Stock Units, the date of termination or expiration of the Stock Option Plan, if earlier).

4.                                       Eligibility.

Except as otherwise determined by the Board, each individual who is an Independent Director of the Company shall be eligible to participate in the Program.

5.                                       Cash Fees and Options.

5.1                                 Types of Fees.

In consideration of each Independent Director’s service as a member of the Board, each Independent Director may be eligible from time to time, under the Company’s  director compensation arrangements, to receive as compensation (i) periodic retainer fees, a portion of which is payable in cash or Shares, as elected by the Participant (a “Cash Retainer”), and a portion of which is payable in Shares (an “Equity Retainer”); (ii) in the case of the chairman of each of the committees of the Board, additional periodic retainer fees (“Chairmen’s Retainers”); (iii) a fee per Board meeting attended, to be paid following each meeting (a “Meeting Fee”); and (iv) a fee per committee meeting attended, to be paid following each meeting (a “Committee Meeting Fee”).  These amounts are subject to deferral under the Program, as set forth herein.

5.2                                 Election to Defer Cash Fees.

(a)  The Participant may elect that up to 100% (in increments of 1%) of the Participant’s Cash Retainer, Chairmen’s Retainer, Meeting Fee and Committee Meeting Fee (collectively, the “Cash Fees”) shall be payable as compensation deferred under the Program.  With respect to a Participant’s election to defer all or a portion of the Cash Fees for a calendar year, such election shall be made prior to December 1st of the year preceding such calendar year, except that (i) with respect to 2004, a Participant may make an election prior to July 1, 2004 with respect to Cash Fees otherwise payable in 2004 for services performed after the date of such election, and (ii) in the case of a new Participant, the Participant may make an election within 30 days after such Participant first becomes eligible to participate in accordance with Section 4, with respect to Cash Fees otherwise payable in the calendar year of the election, for services performed after the effective date of such election.  All deferrals under this Section 5.2 shall be fully vested; provided that, before or concurrently with any deferral, and in the event that there are vesting conditions applicable in respect of the underlying Cash Fees, the Board may provide for vesting conditions to be applicable in respect of the corresponding deferral.

(b)  The election described in Section 5.2(a) shall be made in writing substantially in such form as the Board may prescribe from time to time, within the times specified herein. With respect to a Participant’s election to defer all or a portion of the annual retainer, such election shall be irrevocable as of the first day of the applicable annual period.  Except as set forth above in this Section 5.2(b), elections described in Section 5.2(a) shall continue in effect from period to period and from meeting to meeting, as applicable.

(c)  Unless otherwise elected by the Participant, Cash Fees deferred under this Section 5.2 of the Program shall not be paid currently but rather shall be credited to such Participant in the form of Phantom Stock Units.  Unless otherwise determined by the Board, the number of Phantom Stock Units to be credited with respect to cash fees deferred pursuant to Section 5.2(a) above shall be equal to (i) the amount of cash fees to be paid divided by (ii) the Fair Market Value of a Share on the date such cash fees otherwise would have been paid.

(d)  A Participant may elect, prior to earning a Cash Fee, to defer such a Cash Fee in the form of a credit to the Participant’s Account, to be adjusted for accruals of any earnings and losses over time as set forth below, rather than in the form of Phantom Stock Units.  Upon such an election, the amount of the deferred fee shall not be paid currently but rather shall be credited to the Participant’s Account.  Such credits shall be made when Cash Fees would otherwise have been paid to the Participant but for an election pursuant to Section 5.2(a).  A separate subaccount under each Participant’s Account may in the discretion of the Board be established to record each year’s deferrals, and the credits and deductions with respect thereto.  With respect to credits under this Section 5.2(d), earnings and losses shall accrue on the balance in the applicable Participant’s Account at the rate or rates specified in advance of the effective time of the applicability of such rate or rates, and from time to time, by the Board.  As determined by the Board, such rate or rates may be a fixed rate, and may be established by reference to an index or indices, or may be a return on one or more specific investments or on a specific investment fund or funds.  If the Board does not select a rate, the rate shall be equal to the 30-day LIBOR rate in effect at the beginning of a month plus 2%.  Earnings and losses shall be credited to Participants’ Accounts as of the end of each calendar month and, with respect to any particular Participant’s Account, shall continue to be credited thereto until all amounts are distributed with respect to the Participant’s Account in accordance with the Program.  Upon distribution, any accrued earnings shall be credited to the Participant’s Account and distributed therewith, and any accrued losses shall reduce the amount of distributions hereunder.

(e)  A Participant may elect, one time during each 12-month period, to convert as of the end of the calendar month of the election, Phantom Stock Units to Account credits, and vice-versa, in whole or in part (but, in the case of Phantom Stock Units, only in whole Phantom Stock Units) with credits and liquidation of Phantom Stock Units to be effected based on the PSU Value as of the end of such month, and credits and liquidation of Accounts to be effected based on Account values as of the end of such month.

(f)  The establishment and maintenance of, and credits to and deductions from, the Participant’s Account shall be mere bookkeeping entries, and shall not vest in the Participant or his beneficiary any right, title or interest in or to any specific assets of the Company.  A separate subaccount under each Participant’s Account shall be established to record each year’s deferrals, and the credits and deductions with respect thereto.

5.3                                 Stock Options.

Subject to the provisions of the Program, and notwithstanding the terms any applicable Plan Agreement, the Board may permit, on such terms and conditions it may adopt, an Independent Director to be credited with Phantom Stock Units pursuant to the Independent Director’s election to defer delivery of shares of Common Stock which otherwise would be delivered to him or her upon exercise of a previously unexercised stock option, provided that, unless otherwise permitted by the Board, such election is irrevocable and is made (i) at least six months prior to, and in a calendar year prior to, the date that such stock option otherwise would expire and (ii) at least one month prior to the date such stock option is exercised (or such shorter period as may be determined by the Board).

6.                                       Phantom Stock Units.

6.1                                 Credits of Phantom Stock Units.

Each Independent Director may elect to receive a credit of Phantom Stock Units in respect of each portion of an Equity Retainer that would be payable on any particular date without regard to the Program.  With respect to a Participant’s election to defer an Equity Retainer for a calendar year, such election shall be made prior to December 1st of the year preceding such calendar year, except that (i) with respect to 2004, a Participant may make an election prior to July 1, 2004 with respect to the Equity Retainer otherwise payable in 2004 for services performed after the date of such election, and (ii) in the case of a new Participant, the Participant may make an election within 30 days after such Participant first becomes eligible to participate in accordance with Section 4, with respect to the Equity Retainer otherwise payable in the calendar year of the election, for services performed after the effective date of such election.

6.2                                 Vesting.

Phantom Stock Units deferred under Section 6.1 shall be fully vested; provided that, before or concurrently with any grant under Section 6.1, the Board may provide (consistently with such vesting conditions as may be applicable in respect of the underlying Cash Fee or Equity Retainer, as applicable) for different vesting conditions to be applicable to such grant.

7.                                       Dividend Equivalent Rights.

(a)  Except as may otherwise be provided by the Board at or before the time the applicable Phantom Stock Unit is credited, Independent Directors will receive a dividend equivalent right in respect of any credited Phantom Stock Units (whether from deferred Cash Fees or from the Equity Retainer, or in connection with the exercise of stock options), which right consists of the right to receive a cash payment in an amount equal to the regular cash dividend distributions paid on a Share from time to time. Except as provided in Section 7(b), or as may otherwise be provided by the Board at or before the time the applicable Phantom Stock Unit is paid, payment in respect of a dividend equivalent right shall be made at the same time as dividends are paid on the Common Stock.

(b)  Instead of the form of payment as contemplated by Section 7(a) above, except as may otherwise may be provided by the Board, a Participant may elect to have Phantom Stock Units credited, or credits to the Participant’s Account made, in respect of the dividend equivalent rights referred to in Section 7(a).  Unless otherwise determined by the Board, the number of Phantom Stock Units (if any) to be credited with respect to a dividend equivalent right shall be equal to (i) the amount of the payment in respect of the dividend equivalent right otherwise to be made divided by (ii) the Fair Market Value of a Share on the date the corresponding dividend distribution is made to stockholders of the Company; provided that such Phantom Stock Unit shall vest at such time as the underlying Phantom Stock Unit vests.  In the case of a credit to the Account, the amount of the credit shall be equal to the amount of the applicable cash dividend (such credit to be made on the date the corresponding dividend distribution is made to stockholders of the Company); provided that the portion of the Account relating to such credit, as adjusted for earnings and losses, shall vest at such time as the underlying Phantom Stock Unit vests.

8.                                       Settlement and Withdrawal.

(a)  Distributions with respect to (i) vested Phantom Stock Units will be settled by the transfer of Common Stock to the Participant, or, solely in cash or in a combination of cash and Common Stock in the discretion of the Board, with an aggregate amount of any cash and the Fair Market Value of any such Common Stock to equal the aggregate PSU Value of such Phantom Stock Units on the date of such distribution; and (ii) cash deferrals from a Participant’s Account will be settled by a cash payment to the Participant, in an amount equal to the value of the Participant’s Account as of the Valuation Date coincident with or immediately prior to the date of such distribution.  Unless otherwise elected, as provided below, such distributions shall be made as soon as practicable after the Regular Distribution Date by the transfer of Common Stock, cash or both, as applicable, to the Participant.

(b)  The Regular Distribution Date with respect to a Participant is the earlier of (i) the January 1 coincident with or next following the earlier of (A) the Independent Director’s ceasing to be an Independent Director, and (B) the Independent Director’s death, and (ii) a Change of Control (the “Regular Distribution Date”).

(c)  An Independent Director will be permitted, prior to the beginning of the applicable annual period, to elect to receive distributions at times other than the Regular Distribution Date.  Each such election will apply to all Phantom Stock Units and credits to a Participant’s Account after the election is made, unless the Independent Director specifically elects otherwise.  Elections to defer distributions to a time or times after the Regular Distribution Date will be permitted only to the extent the election is accepted by the Board.

(d)  After a Phantom Stock Unit is awarded or cash fees are deferred to a Participant’s Account, the Independent Director will have a one-time right to make a new distribution election with respect thereto.  The new election must be made at least one year prior to the time at which the amounts would otherwise be eligible for distribution.  Each such new election will apply to all vested Phantom Stock Units and credits to the deferral Account (other than distributions that do not satisfy the timing requirements of the foregoing sentence), unless the Independent Director specifically elects otherwise.  The time at which distributions commence must be at least one year after such an election is made.  Elections to defer distributions to a time or times after the Regular Distribution Date will be permitted only to the extent the election is accepted by the Board.

(e)  All distributions in respect of Phantom Stock Units and Participant Accounts will be made no later than 45 days after the amounts become eligible for settlement as provided in this Section 8; provided, however, that, in lieu of providing a single delivery of Common Stock or a single sum of cash, an Independent Director may elect to have the aggregate amounts paid in substantially equal annual installments over a period not to exceed 10 years.  (The amount of each installment shall be determined without regard to the possibility of earnings and losses subsequent to such installment.)  Any such election must be made (and may be changed only) within the time frame for making distribution elections as described in Section 8(c) or (d), as applicable.

(f)                                    Notwithstanding the foregoing provisions of this Section 8, a Participant may receive any amounts deferred by the Participant in the event of an “Unforeseeable Emergency.”  For these purposes, an “Unforeseeable Emergency,” as determined by the Board in its sole discretion, is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or “dependent,” as defined in Section 152(a) of the Code, of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:

(i)                                                                                     through reimbursement or compensation by insurance or otherwise,

(ii)                                                                                  by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)                                                                               by future cessation of the making of additional deferrals.

Without limitation, the need to send a Participant’s child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency.  Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.

(g)  Notwithstanding the foregoing provisions of this Section 8, in the event of a Change of Control, the Regular Distribution Date shall be the date of such Change of Control and all amounts due with respect to Phantom Stock Units and Accounts to a Participant hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Change of Control, unless the Board permits such Participant to elect otherwise and the Participant so elects in accordance with procedures established by the Board.

9.                                       Amendment and Modification.

(a)  The Board may amend the Program as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to deferred cash fees or equity awards previously credited unless such amendments are required in order to comply with applicable laws; provided that the Board may not make any amendment to the Program that would, if such amendment were not approved by the holders of the Common Stock, cause the Program to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

(b)  The Board may make such changes to the Program as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to deferred equity units.

(c)  The authority under Section 4.5 of the Stock Option Plan to adjust for changes in capital structure is hereby expressly applicable to Phantom Stock Units, and shall permit appropriate adjustments, without limitation, to the number of Phantom Stock Units credited, PSU Value, dividend equivalent rights and the number and kind of shares to be distributed in respect of Phantom Stock Units (as applicable).

10.                                 Assignment and Alienation; No Funding; Etc.

(a)  Rights or benefits with respect to cash fees or equity awards credited to a Participant’s Account under the Program (including any related dividend equivalent rights) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Program; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.

(b)  Phantom Stock Units and the Accounts are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Program.  Each Participant’s right in the Phantom Stock Units (including any related dividend equivalent rights) and the Accounts is limited to the right to receive payment, if any, as may herein be provided.  The Phantom Stock Units do not constitute Common Stock and any other credits to a Participant’s Account hereunder shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Program to be deemed to be funded for tax purposes.  Notwithstanding anything to the contrary contained in the Program, the right of any Participant to receive payments by virtue of participation in the Program shall be no greater than the right of any unsecured general creditor of the Company.  Nothing contained in the Program, and no action taken pursuant to the provisions of the Program (including without limitation Section 4.2(d)), shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its officers or the Board, on the one hand, and the Participant, the Company or any other person or entity, on the other.  Nothing contained in the Program shall be construed to give any Participant any rights with respect to Shares or any ownership interest in the Company.  No provision of the Program shall be interpreted to confer upon any Participant any voting, dividend (except as provided in accordance with Section 7) or derivative or other similar rights with respect to any Phantom Stock Unit.

11.                                 No Rights to Service.

Nothing in the Program, in amounts credited to a Participant’s Account, or in Phantom Stock Units credited pursuant to the Program shall confer on any individual any right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its stockholders to terminate the individual’s service at any time.

12.                                 Captions.

The use of captions in the Program is for convenience.  The captions are not intended to provide substantive rights.